Exhibit 10.71

FORBEARANCE AGREEMENT

Siemens Financial Services, Inc.

This Forbearance Agreement (the “Agreement”), dated as of July 1, 2005 is by and between Siemens Financial Services, Inc. (“Siemens”) and Molecular Imaging Corporation (“Molecular”). Reference is made to those certain Leasing Schedule Nos. 141-0001111-002 dated as of May 9, 2003 by and between Siemens as assignee of Siemens Medical Solutions USA, Inc. and Molecular Imaging Corporation f/k/a Mobile PET Systems, Inc. (“Lessee”); 141-0001098-001 dated as of January 16, 2001 by and between Siemens and Lessee; 141-0001100-001 dated as of January 16, 2001 by and between Siemens and Lessee; 141-0000124-000 dated as of June 11, 2003 by and between Siemens and Lessee; 141-0001096-000 dated as of November 2, 2000 by and between Siemens and Lessee; 141-0000066-000 dated as of October 7, 2002 by and between Siemens and Lessee; 141-0000060-000 dated as of November 19, 2002 by and between Siemens and Lessee; 141-0001098-000 dated as of December 21, 2000 by and between Siemens and Lessee; 141-0001100-001 dated as of January 16, 2001 by and between Siemens and Lessee; 141-0001104-000 dated as of April 15, 2001 by and between Siemens and Lessee; 141-0001100-000 dated as of January 5, 2000 by and between Siemens and Lessee; 141-0001103-000 dated as of April 18, 2001 by and between Siemens and Lessee; and 141-0001104-001 dated as of August 1, 2001 by and between Siemens and Lessee, all as amended and pursuant to that certain Master Equipment Lease Agreement dated as of October 23, 2000 by and between Siemens and Lessee, and the Contract Addendum Leasing Schedule dated June 30, 2004 and Addendum Master Equipment/Service Agreement dated June 30, 2004 (collectively, the “Leases”). Terms used herein and otherwise not defined herein shall have the meanings ascribed thereto in the Leases.

WHEREAS, Molecular is in Default of its respective obligations under the Leases for failure to make certain payments when due and Molecular acknowledges said Default; and

WHEREAS, Molecular has not cured the Default; and

WHEREAS, Siemens has accelerated all amounts due and owing to Siemens under the Leases and has made demand for the return of the Equipment subject to the Leases; and

WHEREAS, Molecular acknowledges all of the foregoing and that the Default remains outstanding; and

WHEREAS, Siemens is willing to forebear only as expressly provided herein in the exercise and enforcement of such rights, powers and remedies only upon compliance and fulfillment by Molecular of the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the terms and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. CURRENT ARREARAGE UNDER THE LEASES

1.1 Molecular hereby acknowledges, confirms and agrees that, through and including the date of this Agreement, the following amounts are currently past due and owing to Siemens pursuant to the Leases:

$12,014,911.87 as of the date of this Agreement.

1.2 Molecular hereby acknowledges, confirms and agrees that as of the date hereof, the Leases are in full force and effect and represent the valid, legal and binding obligations of Molecular to Siemens.

2. FORBEARANCE

2.1 Siemens hereby agrees to forbear from exercising and enforcing its rights, powers and remedies under the Leases or now existing at law or in equity or by statute with respect to the Event of Default set forth above, provided that Molecular shall comply with and fulfill each of the following terms and conditions:

A.	Molecular shall pay to Siemens three (3) consecutive monthly payments of $150,000 each starting on or before June 30, 2005.

B.	Molecular shall grant to Siemens free and unfettered access to the Equipment covered by the Leases upon reasonable notice by Siemens.

2.2 Molecular agrees that any default under this Agreement by Molecular will also constitute an Event of Default under the Leases and that any Event of Default (other than the failure to make the full lease payment under the Leases during the forbearance period or other default existing as of the date of this Agreement) under the Leases shall constitute a default hereunder. Molecular hereby waives all notices and cure periods which may be provided for under the Leases and agrees that Siemens shall be immediately entitled to all relief afforded to Siemens thereunder. Notwithstanding anything to the contrary, Siemens shall give five (5) business days written notice to Molecular at the address provided for under the Leases of any occurrence of a Default under this Agreement and an opportunity to cure such default without acceleration during such five (5) day period.

2.3 Siemens’ forbearance is further expressly subject to and conditioned upon Molecular’s strict compliance with each and every term and provision of this Agreement.

2.4 Upon the breach by Molecular of any provision of this Agreement or any Default under the Leases (other than the failure to make the full lease payment under the Leases during the forbearance period or other default existing as of the date of this Agreement), Siemens, at its option, may withdraw its forbearance hereunder. Siemens shall promptly advise Molecular of any such withdrawal, but failure to do so shall not impair the affect of such withdrawal. Upon such withdrawal, and until all of the indebtedness (including any accelerated late charges) to Siemens have been paid in full, Siemens shall have the undisputed and absolute right to exercise and enforce all the rights, powers and remedies which may exist pursuant to the Leases or at law, in equity or by statute, or without further demand or notice of any kind, all of which are hereby waived by Molecular.

3. REPRESENTATIONS AND WARRANTIES

Molecular represents and warrants that:

3.1 The execution and delivery of this Agreement and performance by Molecular of all its obligations hereunder are within Molecular’s corporate powers and authority, have been duly authorized by appropriate corporate actions and do not and will not contravene or conflict with the charter or bylaws of Molecular. This Agreement has been duly executed and delivered by Molecular and constitutes the legal, valid and binding obligations of Molecular, enforceable against Molecular in accordance with its terms.

3.2 No consent, order, qualification, validation, license, approval or authorization of, or filing, recording, registration or declaration with, or other action in respect of, any governmental body, authority, bureau or agency or other person is required in connection with, the execution, delivery or performance of, or the legality, validity, binding effect or enforceability of, this Agreement.

3.3 The execution, delivery and performance of this Agreement by Molecular do not and will not violate any law, government regulation, judgment, order or decree applicable to Molecular and do not and will not violate the provisions of, or constitute a default or any Event of Default under, result in the creation of any security interest or lien upon any property of Molecular pursuant to any indenture, mortgage, instrument, contract, agreement or other undertaking to which Molecular is a party or is subject or by which Molecular or any of its real or personal property may be bound.

3.4 Molecular knows and understands the contents of this Agreement and has had the opportunity to review and consider the terms of this Agreement with counsel of Molecular’s choice.

4. LIMITATION ON FORBEARANCE

The forbearance set forth herein shall expire on September 30, 2005 and shall be limited precisely as written and neither the fact of Siemens’ forbearance nor any other provision or matter herein shall be deemed or construed to (i) be a consent to any forbearance, waiver, amendment or modification of any other term, provision or condition of the Leases, or of any instruments or agreements referred to therein or related thereto, or (ii) affect, impair, operate as a waiver of, or prejudice any right, power or remedy which Siemens may have or may have in the future under or in connection with the Leases or any instruments or agreements related thereto. During the forbearance period and at all times thereafter, Siemens hereby reserves all right, powers and remedies specifically given to it under the Leases or now or hereafter existing at law or in equity or by statute.

5. GENERAL

5.1 Except as expressly modified by this Agreement, all terms, provisions and conditions of the Leases shall remain in full force and effect and in all other respects all ratified and confirmed by the parties thereto.

5.2 This Agreement may be executed in any number of counterparts and by different parties hereto and separate counterparts, each of which when so executed and delivered shall be deem to be an original, but all of which counterparts together shall constitute but one instrument and the same instrument.

5.3 This Agreement and rights and obligations of the parties hereto shall be construed to be in accordance with and governed by the internal laws of the State of New Jersey without giving effect to the principles of choice of law.

5.4 Molecular, for itself and any other Person who may claim an interest through Molecular, hereby releases and discharges, with prejudice, Siemens, its directors, officers, agents, attorneys and employees from any and every claim, right, defenses, right of setoff, cause, action, cause of action, damage, liability and any other matter or preceeding or arising, relating to or in connection with any acts or omission of Siemens, its directors, officers, agents, attorneys and employees prior to the date of the execution of this Agreement. This provision shall survive and continue in full force and effect whether or not (i) Molecular shall satisfy all other provisions of this Agreement or the Leases, including payment in full by Molecular of all indebtedness to Siemens, (ii) this Agreement otherwise is terminated or (iii) Siemens’ forbearance ceases or is withdrawn pursuant to the terms of this Agreement.

5.5 No delay on the part of Siemens in the exercise or enforcement of any right or remedy available pursuant to the Leases, this Agreement, at law or in equity or by statute or otherwise shall operate as a waiver thereof, nor shall any single or partial exercise or enforcement by Siemens of any right, power or remedy preclude other or further exercise or enforcement thereof, or the exercise or enforcement of any other right, power or remedy.

5.6 The provisions of this Agreement shall be deemed severable. If any part of this Agreement shall be unenforceable, the remainder shall remain in full force and effect, and such unenforceable provisions shall be reformed by such court as to give maximum legal effect to the intention of the parties as expressed herein.

5.7 This Agreement shall be binding upon and shall inure to the benefit of Siemens, its directors, officers, agents, attorneys, employees, successors and assignees, and to Molecular, its officers, agents, attorneys, employees, successors and assignees.

5.8 This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, agreements, and understandings, oral or written, of the parties with respect to the subject matter hereof except the agreements embodied in the Leases. No provision of this Agreement, including, without limitations, any provision of this section may be or shall be deem waive, modified or amended by the course of conduct of Molecular or Siemens or in any other manner except by written instrument which unambiguously set forth waive, modified or amended and which is signed and delivered by Siemens.

In witness whereof, the parties hereto have executed this Agreement the day and year first written above.

MOLECULAR IMAGING CORPORATION

By:	/s/ Kenneth C. Frederick
Title:	CEO

SIEMENS FINANCIAL SERVICES, INC.

By:	/s/ O’Neil Petrone
Title:	Director

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